EXHIBIT 23.6

DEGOLYER AND MACNAUGHTON
4925 GREENVILLE AVENUE, SUITE 400
ONE ENERGY SQUARE
DALLAS, TEXAS 75206

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Form S-4 of Range Resources Corporation and in the related Prospectus (collectively the “Registration Statement”) of the Range Resources Corporation Annual Report on Form 10-K/A for the year ended December 31, 2003 which uses the name DeGolyer and MacNaughton, refers to DeGolyer and MacNaughton, and incorporates information from our “Appraisal Report as of December 31, 2003 of Certain Interests owned by Range Resources Corporation” under the heading “Item 2. Properties — Proved Reserves,” provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

Submitted,

/s/DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON

Dallas, Texas
July 29, 2004